UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2007

Lpath, Inc.
(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121
(Address of principal executive offices)  (Zip Code)

(858) 678-0800
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On March 23, 2007, pursuant to an agreement to commit up to an aggregate of $400,000 (the “Commitment”) in bridge debt financing to Lpath, Inc. (the “Registrant”) made by Scott Pancoast, the Registrant’s CEO, and Donald Swortwood, one of the Registrant’s directors (the “Lenders”), which was previously disclosed in the Registrant’s Form 8-K filed on March 14, 2007, the Registrant and the Lenders signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $100,000 (the “Promissory Note”).

The principal balance of the Promissory Note will bear interest at the rate of 9% per annum. The Promissory Note and all accrued but unpaid interest will be due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the Promissory Note). In addition, under the Promissory Note the Registrant will reimburse Lenders up to an aggregate of $15,000 for legal and other professional expenses incurred in connection with the Commitment and the Promissory Note.

As an inducement to the Commitment, the Registrant has agreed to provide a commitment fee consideration to each Lender equal to four percent (4%) of the amount committed by such Lender.

The Registrant’s obligations under the Promissory Note are secured primarily by proceeds received from intellectual property assets of the Registrant.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 23, 2007, the Registrant made a draw down from the Commitment in the amount of $100,000 and entered into the Promissory Note with the Lenders. Under the Commitment, the Registrant may draw up to an additional $300,000. The terms of the Promissory Note are set forth in Item 1.01 of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By: /s/ Gary Atkinson
Name: Gary Atkinson
Title: Chief Financial Officer
Dated: March 27, 2007

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